                                                                   EXHIBIT 10.22


                          STERLING CONSTRUCTION COMPANY

                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 18th day of July, 2001, by and between STERLING CONSTRUCTION COMPANY, a Michigan corporation with its principal place of business in, Harris County, Texas, and doing business as Texas-Sterling Construction, Inc. (the "Company"), and Patrick T. Manning, an individual residing in The Woodlands, Montgomery County, Texas (hereinafter referred to as "Employee").

         In consideration of the following covenants and conditions and for other good and valuable consideration, the Company and Employee agree as follows:

         1. SUPERSEDING AGREEMENT. This Agreement supersedes any and all other employment agreements, written or oral, between the Company and Employee, including without limitation, the Executive Employment Agreement, dated January 19, 1999.

         2. EMPLOYMENT. The Company hereby employs Employee and Employee hereby accepts employment for the term, at the salary, benefits and other consideration, and on the conditions specified in this Agreement.

         3. DUTIES AND RESPONSIBILITIES.

         A. Employee agrees to perform, to the best of his ability, the duties of Chief Executive Officer of the Company, with responsibility for the duties generally associated with the office of chief executive officer and for the supervision of the Company and its officers as well as such other duties as the Board of Directors of the Company (the "Board") may assign from time to time.

         B. As a full-time employee, Employee agrees (i) to devote such portion of his productive time, ability and attention to the diligent prosecution of the business and affairs of the Company as necessary for the discharge of his duties hereunder in a manner similar to which Employee has performed such duties prior to the Effective Date and (ii) to conform to and/or comply with all lawful rules, regulations, instructions, personnel practices and policies of the Company which are not inconsistent with this Agreement, whether now in force or hereafter adopted.

         C. The foregoing provisions shall not prevent or restrict Employee from passive investment activities.

         4. EFFECTIVE DATE; TERM AND PLACE OF EMPLOYMENT.

         A. This agreement shall be effective as of the date first set forth above (the "Effective Date").

         B. The "Original Term" of this Agreement shall be thirty-six (36) months. Subject to renewal as hereinafter provided, this Agreement shall expire on the third anniversary of the Effective Date, unless sooner terminated in accordance with the terms and provisions hereinafter set forth. This Agreement shall be renewed and extended for a period of twelve (12) months on the third anniversary of the Effective Date and on each successive annual anniversary thereafter unless only if, not less than ninety days prior to the third anniversary (or, if previously renewed and extended, any succeeding annual anniversary) of the Effective Date (the "Renewal Notice Date"), (i) the Company, pursuant to a resolution of the Board shall have given Employee written notice that the Company has determined to renew this Agreement and (ii) Employee shall not have given the Company at least 180 days' prior written notice that Employee has determined not to renew this Agreement. Employee shall, unless requested otherwise by the Board, remain in the employ of the Company during the entirety of such one hundred eighty (180) day period; however, the Company may deem such notice as notice of resignation by Employee of all offices and directorships then held by him in the Company and any corporation or other entity controlling, controlled by or under common control with the Company (an "Affiliate"), such resignation to be effective upon termination of Employee's employment with the Company.

         C. In the event of Employee's death during the Original Term of this Agreement, this Agreement shall be terminated automatically as of the date of Employee's death, and the Company shall have no further or continuing obligation to Employee or his estate under the provisions of Paragraph 5 below, other than to pay any salary or benefits accrued but not paid for periods ending on the date of Employee's death.

         D. In the event Employee is or becomes permanently disabled, as such term is defined below, during the Original Term or any renewal term(s) of this Agreement, this Agreement may, at the option of the Company, be terminated at any time after the occurrence of such disability. The aforesaid prerogative of the Company to terminate this Agreement shall be exercised by written notice given by the Company to Employee or his personal representative. For the purposes hereof, Employee shall be deemed to have become permanently disabled if, during any consecutive twelve (12) month period, because of ill health, physical or mental disability, or for other causes beyond his control he shall have been continuously unable or unwilling or shall have failed to have performed his duties under this Agreement, in whole or in substantial part, for 180 consecutive days (the phrase "substantial part" meaning the inability of Employee to perform and devote at least eight (8) hours per work day to his duties and responsibilities.)

         E. Employee shall be based at the principal executive or operational offices of the Company in Houston, Harris County, Texas except for required travel on the Company's business.

         5. COMPENSATION AND BENEFITS OF EMPLOYEE.

         A. Base Salary. Employee shall be entitled to receive an annual salary of Two Hundred Thousand Dollars ($200,000), payable bi-weekly, subject to pro-rations as to any partial periods and to withholding and other deductions as provided in this Agreement.

         B. Incentive Compensation. (1) In addition to his base salary, Employee shall be entitled to receive a bonus of $100,000 in respect of any fiscal year during which the Company achieves 75% or greater of the EBITDA projected in the budget for the fiscal year in question provided such budget has been approved by the Board (the "Budgeted EBITDA"); and provided further that, in the absence of such agreement, Budgeted EBITDA shall be equal to 100% of actual EBITDA for the preceding fiscal year. For the purposes of this Agreement, EBITDA shall have the meaning assigned to such term on Schedule A hereto.

                  (2) In addition to any amounts payable pursuant to clause 5.B(1) above, Employee shall be entitled to receive an additional incentive bonus in respect of any year during which EBITDA exceeds Budgeted EBITDA by 10% or more. If EBITDA exceeds Budgeted EBITDA by an amount from 10% to 30% inclusive, the amount of such additional bonus shall be not less than 10% and not more than 100% of Base Salary and shall be determined by the compensation committee of the Board. If EBITDA exceeds budgeted EBITDA by more than 30%, the amount of such additional bonus shall be 100% of Base Salary. Notwithstanding the preceding provisions of this clause 5.B(2), the aggregate of the amounts payable pursuant to this clause 5.B(2) and pursuant to clause 5.B(2) of the Amended and Restated Executive Employment Agreement of even date between the Company and Joseph P. Harper, Sr. and the Executive Employment Agreement of even date between the Company and Terry D. Williamson shall not exceed 30% of the amount by which EBITDA exceeds Budgeted EBITDA.

         C. Benefits; Other Compensation. Employee shall be entitled to participate in those fringe benefits, benefit plans, bonus plans or programs and other compensation ("Benefit Plans"), if any, at any time made available by the Company to its employees generally or its senior employees generally.

         D. Payroll Taxes and Other Deductions. The Company shall withhold from the base salary and any other compensation of Employee all applicable withholding and other payroll taxes due with respect thereto and such deductions as shall be related to Employee's participation in the insurance or other benefit plans, if any, from time to time established and maintained by the Company for its salaried employees.

         E. Vacation. Employee shall be entitled to five (5) weeks of paid vacation for each complete fiscal year of the Company that he is employed by the Company, in accordance with the Company's normal vacation policies for its employees; provided, however, Employee expressly agrees that his vacation time shall be taken at such time or times as shall not interfere with his duties for the Company or conflict with its interests. Employee shall not be compensated for any unused vacation days. Employee shall be entitled to all paid holidays given by the Company to its executives.

         F. Business Expenses. Employee shall be entitled to be reimbursed, or to the use of a Company credit card, for reasonable and necessary business expenses incurred by him in the performance of his duties and responsibilities hereunder, including, without limitation, travel from his office and/or residence to the Company's facilities, all in accordance with applicable Company policies, as such may exist from time to time. Employee's Company credit card charges and expense reports will be subject to review and approval by the Board, in its sole discretion.

         G. D&O Insurance. The parties to this Agreement hereby acknowledge that, under the terms and conditions of the Manning/OCI Employment Agreement (as defined in Paragraph 12 below), OCI (as defined in Paragraph 12 below) is obligated to obtain and maintain, at its sole expense, a policy or contract of insurance to insure its directors and officers and the officers and directors of its subsidiaries (including, without limitation, the Company) against personal liability for acts or omissions in connection with service as a director or officer of OCI or any subsidiary thereof or service in other capacities at the request of OCI or any subsidiary thereof. The coverage provided to Employee, in his capacity as a director or officer of the Company, shall be at the same limits and of the same scope and on the same terms and conditions as the coverage provided to the other directors and officers of the Company. The scope, terms and conditions of such coverage shall be reasonably comparable to the D&O coverage provided by comparable size companies that are owned by public companies.

         H. Indemnification. The Company shall defend and indemnify Employee against, and hold Employee harmless from, any and all costs, liabilities, losses, claims and exposures for Employee's services as an employee, officer or director of the Company (or any successor thereto) to the maximum extent permitted under applicable laws or under the Company's bylaws.

         6. TERMINATION.

         A. Employee's Right to Terminate for Good Reason. Employee may terminate this Agreement and his employment with the Company for "Good Reason." In the event of Employee's termination of this Agreement and his employment with the Company for Good Reason, the Company shall continue paying Employee his base salary through the expiration of the then remaining term of this Agreement, but in no event for less than 12 additional months.

         For purposes of this Paragraph 6.A, "Good Reason" shall be deemed to exist if (i) the Company fails to comply with any material provision of this Agreement and such failure has not been cured within ten (10) days after notice of such noncompliance has been given by Employee to the Board pursuant to the notice provisions of this Agreement specifying the nature of such noncompliance in reasonable detail (ii) Employee is removed from, or is not elected to, the Board after the Effective Date, (iii) Employee is assigned any duties materially inconsistent with Employee's authority, duties or responsibilities on the Effective Date, including without limitation any action of the Company that results in Employee no longer having the title and responsibilities specified in Paragraph 3.A of this Agreement, or (iv) the Company fails to renew the Original Term or any extended term of this Agreement in the manner provided in Paragraph 4.B of this Agreement by the Renewal Notice Date.

         B. Employee's Right to Terminate Without Good Reason. At any time, Employee may terminate this Employment Agreement and his employment with the Company for any reason not described in Paragraph 6.A above, but only after at least one hundred eighty (180) days' advance written notice is given to the Board by Employee pursuant to the notice provisions hereof; provided, however, Employee shall terminate his employment on any earlier date after giving such notice if so required by the Board. If Employee terminates his employment in accordance with the preceding sentences the Company shall not be obligated to make any further payments hereunder, except for (i) the amount of any accrued base salary through the effective date of termination in the manner set forth in Paragraph 5.A hereof, and (ii) any vested benefits, amounts or payments due Employee or his beneficiaries under any Benefit Plan in which he is a participant. The Company may deem such notice as notice of resignation by Employee of all offices and directorships then held by him in the Company or in any Affiliate, such resignation to be effective upon Employee's termination of employment with the Company.

         C. The Company's Right to Terminate for Good Cause. The Company may terminate this Agreement and Employee's employment, for "good cause," at any time effective immediately upon giving written notice of termination to Employee. For the purposes of this Paragraph 6.C., "good cause" for termination by the Company shall mean any of the following:

         (i) Employee's gross neglect of his duties, gross negligence in the performance of his duties, refusal to perform his duties, or willful disobedience of a lawful order or directive given to Employee by the Board and within the scope of Employee's duties;

         (ii) Employee's unsatisfactory performance of his duties that is not cured within twenty (20) working days after written notice is given to Employee pursuant to a duly adopted resolution of the Board specifically identifying the reason(s) why the Board, in its judgment, believes that Employee's performance is unsatisfactory and what Employee can do to cure such unsatisfactory performance to the full satisfaction of the Board;

         (iii) any act of theft or other dishonesty on the part of Employee, including, but not limited to, any intentional misapplication of the Company's funds or other property, which the Board has found pursuant to a duly adopted resolution, with Employee not participating in such action, that Employee has committed such act;

         (iv) Employee's conviction of any criminal activity not described in clause (iii) or participation in an activity involving moral turpitude that the Board has found pursuant to a duly adopted resolution, with Employee not participating in such action, is, or could reasonably be expected to be, injurious to the business or reputation of the Company; and

         (v) Employee's immoderate use of alcohol and/or the use of non-prescribed narcotics which the Board has found pursuant to a duly adopted resolution, with Employee not participating in such action, adversely affects the performance of his duties.

If the Company terminates this Agreement for good cause, the Company shall not be obligated to make any further payments hereunder, except for (i) the amount of any accrued base salary due at the time of termination in the manner set forth in Paragraph 5.A hereof and (ii) any vested benefits, amounts or payments due Employee or his beneficiaries under any Benefit Plan in which he is a participant.

         D. The Company's Right to Terminate Without Good Cause: The Board may cause the Company to terminate this Agreement, at any time, for any reason not described in Paragraph 6.C above, but only after at least one hundred eighty
(180) days' advance written notice is given to Employee by the Board pursuant to the notice provisions hereof. If the Company terminates Employee's employment in accordance with the preceding sentence, the Company shall continue to be obligated to make all payments of base salary that would have been payable under Paragraph 5.A, above, during the period (a) commencing on the date of such termination and (b) ending on the earlier of (i), subject to compliance with the notice requirement of Paragraph 4.B, the end of the Original Term (or, if applicable, any renewal term) hereof or (ii) the date Employee breaches or ceases to be subject to the provisions of Paragraph 7 or Paragraph 8 hereof.

         E. Effect of Termination on Employee's Covenants. Employee's termination, whether voluntary or involuntary and whether for or without good cause or Good Reason, shall not relieve Employee of his obligations set forth in Paragraphs 7 and 8 hereof.

         7. PROPRIETARY AND CONFIDENTIAL INFORMATION OF COMPANY.

         A. Nondisclosure Covenant. During the term of his employment hereunder, Employee shall have access to confidential and/or proprietary information of the Company, including, but not limited to, books and records, financial information, personnel information, lists of existing or prospective clients and customers (and their special needs and requirements), market research, fee and pricing structures, intellectual property such as the "Covered Items" referred to in the Property Assignment Agreement of even date to which Employee, certain other parties and the Company are parties (the "Property Assignment Agreement"), and other information (hereafter collectively called "Confidential Information"). Employee recognizes and acknowledges that such Confidential Information is a valuable, special and unique asset of the Company and that the Company's business is dependent on the same. To insure the continued secrecy of this Confidential Information, and in consideration of his employment or continued employment by the Company, Employee agrees and covenants, subject to the next succeeding sentence, that during the Original Term and any renewal term(s) of this Agreement and at all times following the termination of this Agreement and/or his employment (whether such termination occurs as a result of the expiration of the Original Term or any renewal term of this Agreement or by the election of either party) Employee will not, except as is reasonably believed by him to be in the best interest of or necessary to the conduct of the business of the Company:

         (i) disclose or divulge to any person, firm, corporation, partnership, joint venture or other business entity, or to any local, state or federal governmental agency (collectively referred to as an "Entity") any Confidential Information or any other proprietary information which is used by or becomes known to Employee;

         (ii) use Confidential Information for any purpose other than the performance by Employee of his obligations under this Agreement and/or the performance of his duties as an employee of the Company; or

         (iii) disclose to any Entity any information which is not otherwise known to the public concerning the business, customers, clients or affairs of the Company which Employee may acquire in the course of or as an incident to employment and service on behalf of the Company.

Notwithstanding the immediately preceding sentence to the contrary, Employee shall not be considered to have violated the requirements of such sentence if Employee makes a disclosure of Confidential Information in response to a subpoena or is ordered by a court of competent jurisdiction to do so. Confidential Information shall not include information which (i) becomes known to the public through no fault of Employee, (ii) is disclosed by the Company to a third party under no obligation of confidentiality, or (iii) becomes available to Employee on a non-confidential basis from a third party under no obligation of confidentiality to the Company.

         B. Work Product. Upon the termination of his employment, Employee shall not take from the premises of the Company or otherwise retain any records, files or other documents, or copies thereof, relating to the business or affairs of the Company or any Confidential Information. As further consideration for his employment, Employee hereby assigns and agrees to assign to the Company, its successors and assigns, all rights to documents, manuals, notes, computer programs, data bases, research material, prospective customer lists, etc., which Employee may have made, conceived, or received during the term of his employment with the Company. Employee will promptly disclose to the Company information relating to said documents, manuals, notes, computer programs, data bases, research materials, prospective customer lists, etc., and will execute, acknowledge, and deliver all papers and perform such other acts as may be necessary in the opinion of the Company to vest title to such material in the Company, its successors and assigns. Without limiting the generality of the foregoing, Employee covenants and agrees to assign to the Company, it successors and assigns, at any time and from time to time as may be requested by the Company, its successors and assigns, at any time or times, any and all works, whether constituting derivative works or improvements that he develops, invents or creates from and after the Effective Date and during the term of his employment, and agrees that the same are and will be works for hire and owned by the Company, its successors and assigns.

         C. Remedies. In the event of a breach or threatened breach by Employee of the provisions of this Paragraph 7, the Company shall be entitled to seek an injunction restraining Employee from disclosing, in whole or in part, any of the Company's Confidential Information or mandating the assignment by Employee of any and all works to the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Employee.

         8. COVENANT NOT TO SOLICIT OR COMPETE. Employee hereby agrees, covenants and warrants, subject to the next succeeding sentences of this paragraph, that during the Original Term and any renewal term(s) of this Agreement and (x) for the two-year period following the end of such Original Term or renewal term in the event of the expiration of such Original Term or renewal term or Employee's termination of employment under Paragraph 6.B or 6.C or (y) for the one-year period following the termination of Employee's employment in the event of termination of employment under Paragraph 6.A or 6.D, Employee will not, within the State of Texas, directly or indirectly:

         (i) compete with the Company in any business in which the Company is actively engaged at the termination of Employee's employment;

         (ii) solicit, contract, contact or consult with any of the Company's then existing or actively prospective customers or clients for the purpose of providing, either directly or indirectly, goods or services in competition with the Company;

         (iii) take any action which would tend to divert from the Company any Entity which was a client or customer of the Company at the time of Employee's termination or any Entity with respect to which the Company was actively seeking to establish a client relationship at the time of Employee's termination; or

         (iv) solicit for employment or employ as an employee, independent contractor or consultant any person who is a party to an employment, independent contractor or consulting agreement with the Company or was an employee, independent contractor or consultant of the Company on the date of Employee's termination to perform or provide (or aid in the providing or performing) on behalf of any Entity any service which is the same as or similar to any service performed or provided by such person in the scope of such person's employment, independent contractor or consulting arrangements with the Company.

As sole consideration for Employee's agreement not to compete for the period specified above following the termination of his employment, the Company shall pay, and hereby agrees to pay, Employee $1,000 per month in advance for each month in such period. Notwithstanding the preceding sentences, Employee may elect by written notice to the Company after termination of this Agreement by the Company other than for good cause and prior to any breach of Paragraph 7, Paragraph 8 or any other provisions hereof by Employee, to cease to be subject to this Paragraph 8. Upon the giving of such notice, Employee shall cease to be subject to the provisions of this Paragraph 8 (but shall continue to be subject to the provisions of Paragraph 7) and the Company shall cease to have any further obligations to make any further payments to Employee pursuant to Paragraph 6.D (if otherwise applicable) or pursuant to the second sentence of this Paragraph 8.

         Employee agrees that the provisions contained in this Paragraph 8 are of vital importance to the Company, and that if any question shall ever arise as to whether any act of Employee is prohibited by this Paragraph 8, then, in all instances in which it is reasonable to interpret any provision of this Paragraph 8 to prohibit such act, such interpretation shall be controlling, notwithstanding that it may also be reasonable to interpret such provision not to prohibit such act.

         Employee further agrees that such limitations as to the period of time, geographic area and types and scopes of restriction on his activities specified herein are reasonable and necessary for the protection of the goodwill and other business interests of the Company. However, should either the time period or the geographic area provided herein be deemed invalid or unenforceable in any respect by a court of competent jurisdiction, then Employee recognizes and agrees that, upon request of the Company, a modification shall be made to such time period or geographic area to protect the Company with respect to the purpose of this covenant not to compete.

         Employee recognizes and agrees that any violation of any of the provisions contained in this Paragraph 8 will cause such damage or injury to the Company as would be irreparable and continuing and that the exact amount of such damage might be difficult or impossible to ascertain and that, for such reason, among others, the Company shall be entitled to seek an injunction from any court of competent jurisdiction restraining any further violation of this covenant not to compete in addition to recovering such damages as the Company may have any sustained as a result thereof. Such right to damages or an injunction shall be in addition to, and not in limitation of, any other rights and remedies the Company may have under Section 15.50 et seq. of the Texas Business and Commerce Code for breach of this covenant or other provisions of this Agreement.

         The existence of any claim or cause of action of Employee against the Company, whether predicted on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant.

         9. ASSIGNMENT OF AGREEMENT. The Company may not assign this Agreement without the prior written consent of Employee. In the event of assignment, the rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Any assignment by the Company of its rights hereunder shall not relieve the Company of its financial obligation to Employee. The rights and obligations of Employee under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer by him.

         10. NOTICE. Any notice given under this Agreement to either party shall be given in writing. Any such notice shall be given by personal delivery or by registered or certified mail (return receipt requested), postage prepaid, addressed to such party at the respective address set out below, or at such other addresses as either party may hereafter designate (by written notice provided in accordance with this paragraph) as its address for purposes of notice hereunder:

         Employee:                              The Company:

         Patrick T. Manning.                    Sterling Construction Company
         4 Muskmallow Court                     20810 Fernbush Lane
         The Woodlands, Texas 77380             Houston, Texas 77073

Notice given in accordance herewith shall be effective five days after the date of the postmark if mailed via registered or certified mail and the return receipt is received by the sender, or upon actual receipt by the party receiving the Notice in the event that (i) such return receipt is not received by the sender or (ii) notice was given by personal delivery.

         11. WAIVER OF BREACH. The waiver by either party of a breach of any provision(s) of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision(s) of this Agreement.

         12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof; provided, however, that, not withstanding the foregoing, the parties to this Agreement hereby acknowledge that Employee is a party to that certain Executive Employment Agreement (the "Manning/OCI Employment Agreement"), dated as of the date hereof, by and between Oakhurst Company, Inc., a Delaware corporation and a parent corporation of the Company ("OCI"), and Employee, the terms and conditions of which are hereby incorporated by reference. No affirmation, representation, covenant or agreement with respect to the subject matter hereof not expressed herein shall be binding on either party.

         13. AMENDMENT. This Agreement may be changed, modified or amended at any time and in any respect by the agreement of the parties hereto without the consent of any other person; provided, however, that no change, modification or amendment shall be binding unless same shall have been reduced to a writing and signed by the party against whom enforcement of the change, modification or amendment is sought.

         14. APPLICABLE LAW; VENUE. THE PARTIES INTEND AND AGREE THAT THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE PERFORMANCE OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCLUDING ITS CONFLICTS OF LAWS PROVISIONS, AND ALL DISPUTES HEREUNDER ARE SUBJECT EXCLUSIVELY TO THE JURISDICTION OF COURTS, STATE OR FEDERAL, SITTING IN HARRIS COUNTY, TEXAS.

         15. SEVERABILITY. In the event that any portion(s) of this Agreement is declared to be invalid or illegal by final judgment of any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect notwithstanding the invalidity or illegality of the other portion(s).

         16. HEADINGS. Headings contained in this Agreement are solely for the convenience of the parties and have no bearing upon the interpretation and/or enforcement of this Agreement.

         17. NUMBER AND GENDER OF WORDS. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

         18. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which may be considered an original, but all of which together shall constitute but one and the same instrument.

         EXECUTED effective as of the Effective Date set forth herein.


STERLING CONSTRUCTION COMPANY                          EMPLOYEE
a Michigan Corporation

By:             /s/ Joe Harper                        /s/ Patrick T. Manning
       -----------------------------------        ------------------------------
Title: Chief Financial Officer,                   Patrick T. Manning
       -----------------------------------
       Secretary and Treasurer

                                   Schedule A

                              Calculation of EBITDA

"EBITDA" shall be net income determined in accordance with GAAP for Sterling Construction Company, a Delaware corporation, and its consolidated subsidiaries for the applicable fiscal year.

Plus:             Interest expense for the period

Plus:             Depreciation and amortization expense for the period

Plus:             Federal and state income tax expense incurred for the period

Plus: Extraordinary Items (to the extent negative), if any, for the period

Plus: Any and all fees paid to Menai Capital, LLC, and any fees paid to non-employee directors

Plus: Any and all charges for corporate overhead or similar nonoperating charges from Oakhurst Companies, Inc., the holder on the effective date of 80.1% of the outstanding Common Stock of Sterling Construction Company, or any other parent company that may exist in the future

Minus:            Extraordinary Items (to the extent positive), if any

Minus:            Interest income for the period.